                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


     The following is a list of the subsidiaries of Flatbush Federal Bancorp, Inc. following the Reorganization:


Name                                                    State of Incorporation
----                                                    ----------------------
Flatbush Federal Savings & Loan Association                     Federal
    of Brooklyn